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                                                                    EXHIBIT 10.1
                          PURCHASE AND SALE AGREEMENT


         This is an agreement by and between EB Subsidiary II, Inc., a Texas Corporation ("EB") and Computer Translation Systems & Support, Inc., a Texas Corporation ("CTSS"), Jerrold P. Lefler ("Lefler"), Merle Moore ("Moore"), and Lawrence West Melquiond ("West").

                              1. GENERAL RECITALS.

1.1.     CTSS.

                 CTSS is a Texas Corporation, with its principal place of business at 301 Commerce, 3500 City Center II, Fort Worth, Texas 76102. CTSS and/or the shareholders, as defined in Section 1.2, individually own and manufacture a product known as the Impact Unit. CTSS desire to sell certain assets of its business to EB ("acquired assets" as defined in Section 2.1).

1.2.     SHAREHOLDERS.

                 Lefler and Moore are the sole shareholders of CTSS. West is closely associated with CTSS. (Unless referred to individually, Lefler, Moore, and West are collectively referred to as "shareholders" even though West is not a shareholder.) They, along with their respective spouses and/or common law spouses and/or significant others, if any (collectively referred to as "spouses"), desire to approve this transaction. The shareholders' spouses are included in the definition of "shareholders" with respect to the conveyance of any and all interest they own in the acquired assets and any warranty relating thereto, but not otherwise.

1.3.     ERGOBILT, INC.

                 ErgoBilt, Inc. (ErgoBilt) is a Texas Corporation having its principal place of business at 9244 Markville Drive, Dallas, Texas 75243-4404. ErgoBilt desires to approve the purchase contemplated by EB in this transaction, and guarantee the performance of EB to CTSS as contemplated in this Agreement.

1.4.     EB SUBSIDIARY II, INC.

                 EB is a wholly owned subsidiary of ErgoBilt. EB's principal place of business is at 9244 Markville Drive, Dallas, Texas 75243-4404. EB desires to purchase the Acquired Assets (as hereinafter defined) of CTSS, the shareholders, as well as any interest in the Acquired Assets owned or claimed to be owned by the shareholders' spouses.





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1.5.     PRODUCT. "PRODUCT" SHALL MEAN

         a. The Fon'iksWriter and Impact operational software and User Documentation and all Improvements thereto, excluding the Digitext "chart" tables and the Digitext keyboard as those terms are defined in the March 21, 1991 agreement by and between Digitext and CTSS, Inc.;

         b. The "keyboard emulator box" and all improvements to items set forth in paragraph 1.5 a above and the design plans thereto;

         c. All other current, pending, and future related products to the Foniks and Impact Units and User Documentation of CTSS and/or the shareholders in the field of voice transcription to computer data, data capture and transcription technology, voice-to-text technology, machine shorthand to type phonetically, data capture and shorthand transcription technology.

         d.      Any rights to IMPACT trademark name, if any;

         e. Product shall not include Real-Time Captioning, Inc.'s captioning products.

1.6.     INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" SHALL MEAN

         a. All patents and patent applications of CTSS and/or the shareholders, including, without limitation, all patents, their reissue, and pending patents issuing thereon and any reissue of any such patents relating or referring to the Product or Process;

         b. All software and all improvements, enhancements, conversions, and modifications thereto of CTSS and/or the shareholders, including, without limitation, all source codes, flow charts, executable object code, and all physical embodiments thereof that have existed in the past and are currently developed or being developed, including all documentation thereof relating or referring to the Products and/or Process;

         c. All works of authorship owned by CTSS and/or the Shareholders, and all claims of copyright thereto, as well as all derivative works, modifications, changes and other embodiments of such works or authorship which relate or refer to the Products and/or Process;

         d. All current, pending and future trademarks, service marks, and trade dress and all names used, or to be used by CTSS and/or the Shareholders or referring to the Products and/or the Process, and the good will associated therewith;





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         e.      All technical information and trade secrets of CTSS and/or the shareholders, including, without limitation, the engineering, scientific and practical information and formulas, research data, design and manufacturing procedures, know-how, raw material, and expertise and all specifications which are applied to the designs and construction of tooling and operation of manufacturing/assembling the Product or using the Process;

         f. All User Documentation and literature of CTSS and/or the shareholders, including but not limited to all user manuals, supporting materials, training manuals and materials, workbooks, product description and technical manuals relating to the Product and/or Process, as well as all copyrights to the foregoing; and

         g. The term "Intellectual property" does not include software developed by Lefler and/or Realtime Captioning, Inc. which is used for closed caption purposes.

         f. All rights, title and interest of CTSS in (1) the March 21, 1991 license agreement by and between Digitext, Inc. and CTSS, Inc. and (2) the August 9, 1995 license agreement by and between Digitext, Inc. and CTSS, Inc.

1.7.     PROCESS.

         "Process" shall mean any and all current and future processes and all improvements thereto of CTSS and/or the shareholders for the transcription of voice to computer data (by keystroke, hand movement or recognition, or otherwise) except for captioning products.

1.8.     IMPROVEMENTS.

         "Improvements" shall mean any invention, technology information, development, technology and modifications of any nature or form, and any part or combination of parts, or method of using or manufacturing such part or combination of parts, currently being developed, and which is developed from the signing of this agreement until West and Lefler execute their respective employment agreements (the "Employment Agreements") which improves the Process, including, without limitation, the development of a new Process which affects the Product in any of the following ways:

         a.      Reduces production costs;

         b.      Improves performance;

         c.      Improves handling in the manufacturing process;





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         d.      Broadens applicability;

         e.      Increases marketability; or

         f.      Improves appearance.


1.9      COLLATERAL.

         "Collateral" shall mean all right, title, and interest, including any reversion and/or future interest in the;

         a.      Product, Process, Intellectual Property, and Improvements;

         c. Any stock actually issued or purchased under the terms and conditions of this agreement.

1.10.     COVENANTS.

         In consideration for the mutual covenants and other consideration provided for in this Agreement, the parties have and agreed to enter into this Agreement ("Agreement").

                                 2.0 BUY/ SELL.

2.1.     BUY/SELL.

         CTSS, with the approval of its shareholders, the shareholders individually, and the shareholders spouses' individually, agree to sell, grant, transfer and deliver to EB, and do hereby sell, grant, transfer and deliver to EB, and EB agrees to purchase, the below assets (hereafter and before referred to as "Acquired Assets"):

         a. All Intellectual Property, Process, and Products of CTSS and/or the shareholders as those terms are defined therein;

         b.      All royalty fees earned on or after the Closing Date; and

         c. A portion of any and all Recovery that CTSS and/or the shareholders receive in a settlement or judgment against EDS and/or its affiliates as set out in Section 3.3 of this Agreement.





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2.2.     TRANSFER.

         Within ten (10) days following execution of this Agreement, CTSS shall provide manuals and data for the computer software system and components thereof. These shall include, but are not limited to, the following:

         a. Computer programmer's manuals and computer user's manuals used by CTSS and/or the shareholders in development of its software and Intellectual Property, including manuals for any language for the CPU used by CTSS in its business and instructions for performing all backup of all software and message libraries.

         b. One original copy of the CTSS computer operating system manual and compiler and assembly language manuals and any translation sources to object codes.

         c. Manufacturer's documentation, if any, (including schematics) for all plug-in circuits cards used by CTSS in the use of their Intellectual Property.

         d. All CTSS proprietary computer program logic, if any, in the flow chart form.

         e. Narrative description, if any, of programs and input/output formats used by CTSS with the software, excluding the Digitext "chart".

         f. One complete copy of the proprietary CTSS, Inc. source code, with all enhancements, shall be provided in print-out form and encoded on 3-1/2" disks.

         g. All object code created from the proprietary CTSS source code, and its enhancements, on machine readable medium.

2.3.     RETAINED ASSETS.

         The following assets and properties shall be retained by CTSS and do not constitute Acquired Assets:

         a.       All minute books, stock books and the corporate seal of CTSS;

         b.       All real property;

         c. All plant and office supplies, and other miscellaneous supplies and materials used in the operations of business;

         d. All bank accounts, cash, securities, prepaid expenses, deposits, and security bonds;

         e.      All fixtures and furniture;





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         f.      All royalty fees earned prior to the Closing Date;

         g. All inventory (including raw materials, work-in process and finished goods);

         h. All machinery, tools, and equipment needed to assemble the Products;

         i.      EDS lawsuit, if any;

         j.      All customer lists, files, papers and business records; and

2.4.     ALLOCATION.

         The parties agree that the purchase price shall be allocated among the acquired assets as deemed appropriate by EB and CTSS; however, in the event there is a dispute regarding the valuation and allocation process, the parties agree to use Scott D. Hakala of Business Valuation Services, or another person agreed by the parties, or pursuant to Arbitration under Section V, to perform the valuation. The valuation will be jointly agreed to and defined in writing by the time of Closing.

2.5 LIABILITIES

         a. ASSUMED LIABILITIES. EB shall in no event assume or be responsible for any liabilities, liens, loans security interests, claims, obligations, or encumbrances of CTSS, contingent or otherwise, and all of the Acquired Assets shall be sold and conveyed to EB free and clear of all liabilities, liens, loans, security interests, claims, obligations, and encumbrances. Unless agreed to in writing by EB, without limiting the generality of the foregoing, in no event shall EB assume or be responsible for:

                 (i) any State or Federal income, property, franchise, sales use or other taxes of CTSS, its shareholders, the shareholders' spouses, or West, or any filing requirements or obligations with respect thereto arising out of the sale of the acquired assets (all such tax to be paid by CTSS);

                 (ii) any liabilities, obligations, or costs (1) resulting from any claim or lawsuit or other proceeding relating from any claim or lawsuit or (2) relating to any of the stock or assets of CTSS or (3) the naming of CTSS or any successor thereof as a party and arising out of events, transactions, or circumstances occurring or existing prior to the Closing date;

                 (iii) any liabilities, obligations or costs resulting from any claim or lawsuit or other proceeding relating from any claim or lawsuit or relating to any Environmental Claim against CTSS relating to CTSS's operations,





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                          its actions or failure to act, or its status as an
                          owner, operator or lessee of any real property; and

                 (iv) any liabilities, obligations, and outstanding balances on any promissory notes, debts, or any other type of financial obligation, which is owed to any person or entity, including but not limited to any debts owed to any of the shareholders or West.

         b. RETAINED LIABILITIES. CTSS agrees to assume and be obligated to pay for, perform, or discharge:

                 (i)      All of the liabilities enumerated in Section 2.5 a;

                 (ii) All liabilities or obligations of CTSS to make distributions to its shareholders as dividends, in liquidation or otherwise;

                 (iii) All liabilities or obligations of CTSS under or with respect to any transaction occurring after the Closing Date;

                 (iv) All liabilities and obligations arising from any litigation presently threatened or pending from any litigation which is hereafter instituted against CTSS and/or the shareholders based upon events prior to the closing, or which occur hereafter;

                 (v) Discharge all liabilities relating to the payment and distribution of royalties to Digitext as outlined in March 21, 1991 agreement by and between Digitext and CTSS, Inc.

                 (vi) All liabilities and obligations which EB has not specifically assumed.

         c. OBLIGATIONS. Nothing contained in this section shall relieve CTSS from any obligations under any covenant, warranty, or agreement contained in this Agreement.


2.6.     STRUCTURE.

The transaction shall be structured as a limited asset purchase for tax and financial reporting purposes. It has been structured to be reported for financial statement purposes as a purchase under Accounting Principals Board Opinion 16 ("APB-16") and any applicable SEC laws and regulations, and/or to maximize the tax benefit to ErgoBilt in all of its tax considerations, including but not limited to the immediate tax benefit in the acquisition and the ongoing and future tax benefit in the event of a spin-off. CTSS, EB and ErgoBilt shall mutually agree to modify the structure of the transaction to achieve these ends up October 1, 1997.





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2.7      CLOSING. THE CLOSING SHALL BE OCTOBER 1, 1997.

         a. EB. At the Closing, EB shall deliver to the shareholder consideration referred to Section 3.1 a. of this Agreement.

         b. CTSS AND SHAREHOLDERS. At the Closing, CTSS shall deliver and convey to EB the Acquired Assets free and clear of any and all restrictions, voting trusts or agreements, liens, charges, encumbrances, options, minority shareholder claims, and adverse claims or rights whatsoever, except that the Lloyd Rigler note shall be controlled by Section 6.1 f(iii). Shareholders agree to execute any and all other documents, transactional and conveyance documents needed to effectuate the purchase and sale contemplated by this Agreement.

                       3. PURCHASE PRICE AND OBLIGATIONS.

3.1.     PURCHASE PRICE.

         The total PURCHASE PRICE is based on a fixed portion payment and a contingent payment as follows: Upon the terms and subject to the conditions set forth in this Agreement, EB agrees to provide the following consideration:

a. FIXED PORTION PAYMENT. Contemporaneously with the execution of this Agreement, EB shall issue to CTSS One Hundred Thousand (100,000) shares of ErgoBilt, Inc. common stock.

b. CONTINGENT PORTION PAYMENT. Based on the operating performance benchmarks of EB as measured by:

         (i) If at any time prior to August 22, 1999, EB has licensed thirty-five (35) court reporting, vocational schools and/or community colleges to teach the Fon'iks system which will establish the commercial viability of the technology, and

         (ii) generates cumulative gross revenue of Ten Million Dollars ($10,000,000) by August 22, 1999, from all direct and derivative product sales and services; or

         (iii) generates value determined by an independent third party, such as Business Valuation Services, Inc. (BVS), to be equivalent to the value specified in Section 3.1.b.(i). and
                  (ii). above

         ErgoBilt will pay to CTSS a contingent payment equal to Five Million Dollars ($5,000,000) less the current market value, as defined in
         Section 3.1.c, of the fixed portion payment (assuming such benchmarks are achieved by August 22, 1999) and that such payment may be in the form of cash or unrestricted Ergobilt common stock,





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         at the discretion of ErgoBilt. If the contingent payment is satisfied in the form of ErgoBilt common stock, ErgoBilt will purchase common stock in the open market in order to satisfy any and all additional consideration due under the Contingent Payment Portion of this Agreement. In the event that CTTS falls short of the operating performance benchmarks above, the contingent payment shall be determined on a pro-rate basis.

         The parties further agree that, subject to proper written notice and ErgoBilt's right to cure within 30 days of receipt of notice, any actions taken by ErgoBilt that materially negatively impact the ability of EB to achieve the operating performance benchmarks identified in Section 3.1.b. above, as determined by binding arbitration according to the Rules of the Institute of Christian Conciliation in Dallas, Texas, then the operating performance benchmarks shall have been deemed met and all payments called for in the Contingent Portion Payment section of this Agreement shall become due and payable in full.

c. MARKET VALUE. The Market Value of the 100,000 shares (including any adjustments for stock splits) of ErgoBilt common stock will be determined by the average stock market price (average of the bid/ask spread) of ERGB common stock, as determined by the NASDAQ National Market prices published in the Wall Street Journal, during the twenty
         (20) day period immediately preceding the date EB achieves the operating performance benchmarks.

d. Registration Rights. For purposes of this Agreement, "Registrable Rights" shall mean the (i) shares of Common Stock of ErgoBilt issued or issuable upon exercise of the Stock Options, (ii) any shares of Common Stock acquired or issued; and (iii) any other shares of Common Stock acquired as a result of stock splits, stock dividends, reclassifications, recapitalization, or similar events relating to the shares described in clauses (i) and (ii) above until such time as a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities are transferred pursuant to Rule 144 under the Securities Act of 1933, as amended.

         (i)     Piggyback Registration.

                 a. Notice . If, at any time, ErgoBilt proposes to file a registration statement under the Securities Act, other than a registration relating solely to employee benefit plans or a transaction falling within the provisions of Rule 145(a) under the Securities Act (a "Registration Statement"), with respect to an offering for its own account or for the account of others of any class of securities of ErgoBilt, then ErgoBilt shall give written notice of such proposed filing (a "Piggyback Notice") to each Stockholder at least thirty (30) days before the anticipated filing date. The Piggyback Notice shall describe the intended method of distribution and offer each Stockholder the opportunity to register pursuant to such Registration Statement such Registerable Securities as the Stockholder may request in writing to ErgoBilt within fifteen (15) days after the date the Stockholder first received the Piggyback Notice (a "Piggyback Registration").





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                 ErgoBilt shall take all necessary steps to include in the
                 Registration Statement all Registerable Securities which ErgoBilt has been so requested to register by the Stockholders.

         b.      UNDERWRITTEN REGISTRATIONS. In a registration pursuant to this
                 Section 2 involving an underwritten offering, whether or not for sale for the account of ErgoBilt, if the managing underwriter with respect to such offering advises ErgoBilt in writing that the inclusion of all the Registerable Securities which the Stockholders have requested to be included in the Registration Statement would materially jeopardize the success of the offering then ErgoBilt shall be required to include in the underwriting only that number, if any, of Registerable Securities which the underwriter advises ErgoBilt in writing may be sold without materially jeopardizing the offering. In the event that the number of Registerable Securities included in such Piggyback Registration is limited as described above, then Registerable Securities shall be included on a pro-rata basis based on the number of Registerable Securities requested to be registered by each Stockholder. Nothing in this Section 2 shall create any liability on the part of ErgoBilt if ErgoBilt for any reason should decide not to file such Registration Statement, or if filed, thereafter terminates the Registration Statement.

e.       LOANS.

         (i). Contemporaneously with the Closing of this Agreement, EB shall loan Two Hundred Thousand Dollars ($200,000).

         (ii). CTSS will have the right to borrow from ErgoBilt and ErgoBilt will loan to CTSS up to Two Hundred Thousand Dollars ($200,000) per quarter beginning January 1, 1998 with the last loan being made on July 1, 1999 (which is the third quarter of 1999). In the event that Lefler and West are terminated for cause under their employment agreements, ErgoBilt has no further obligations to make additional loans after the date of termination. The loans made to CTSS will be secured by ErgoBilt common stock issued at the Closing, the contingency purchase price, the stock options grated to Lefler and West that have not yet vested under the Employment agreements (those options which have vested shall be released from the security agreement), and all of the assets of CTSS, Inc. In the event that CTSS sells shares in a particular quarter, the loan for that quarter shall be reduced by the amount of stock sold.

         (iii). In the event that ErgoBilt fails to timely make these loans when requested by CTSS, ErgoBilt shall have 15 days to cure and make the requested loans. In the event that ErgoBilt fails to make the loans after the 15-day cure period, ErgoBilt agrees to pay a $1,000 per day penalty to CTSS until said loan(s) are funded.

f. SALE OF ERGOBILT COMMON STOCK. The sale of ErgoBilt common stock by the Stockholders is subject to the collateral requirements and other SEC rules and regulations, including Rule 144 under the Securities Act of 1933, as amended, if applicable.





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g.       LOAN REPAYMENT. The outstanding balances on all loans made to CTSS will accrue interest at 90 day LIBOR plus 200 basis points. The repayment of the outstanding balances and accrued interest on all loans made to CTSS shall be made on or before August 22, 1999. ErgoBilt will have the right of offset against the loan at the time additional compensation is due under the Contingent Portion Payment provisions of this Agreement.

                 (i). All outstanding balances on any loans to CTSS will be secured by the 100,000 shares of ErgoBilt common stock issued to CTSS upon Closing of this Agreement.

h. INVESTMENT REPRESENTATION. All shares of ErgoBilt common stock that CTSS will receive under the terms of this Agreement is for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling their shares. CTSS and the shareholders have reviewed the representations in the Prospectus and have made or have had the opportunity to make inquiry concerning EB and ErgoBilt. CTSS and the shareholders have sufficient knowledge and experience so as to be able to evaluate the risks and merits of their investment, and they are able financially to bear risks thereof. CTSS and the shareholders are entering into the transactions contemplated herein based on their own assessments of the merits and risks, upon their own experience as an officer, director and/or shareholder, and are not relying on any business plan, projections, valuations or other financial information provided to them by EB and ErgoBilt. CTSS and the shareholders further acknowledge and agree that ErgoBilt and EB have made no assurances of any nature whatsoever regarding the future operations of EB or ErgoBilt except as set out in this Agreement and have made no guarantees as to the profitability of any investment therein. CTSS and the shareholders further acknowledge that EB is a newly-formed entity with no history of operations.

3.2.     OBLIGATIONS AND RESPONSIBILITIES.

         a. SHAREHOLDERS. West and Lefler, as employees and under their Employee Agreements, shall have control of the obligation to manage, design, assemble, and distribute the Products produced by EB, design the user documentation, provide and train others to provide technical support, train the labor to assemble and repair the Product, unless released in writing by ErgoBilt; however, unless otherwise agreed by the parties, an ErgoBilt officer shall act as the comptroller and secretary of EB and all invoices shall be approved by a West or Lefler and an ErgoBilt officer with the checks signed in the normal course of business by EB without unreasonable delay.

         b. COMPANY NAME AND PRODUCT MARK. EB and ErgoBilt have the sole authority to change, modify, and determine the company name of EB (division





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                 name) and product marks for all goods and services sold
                 through and by EB after July 12, 1997.

         c. LAWSUIT WITH EDS. After all taxes and expenses have been netted, all proceeds received by CTSS, the shareholders, and West from any settlement of judgment of any type of claim against EDS or its affiliate (collectively referred to as "Recovery") shall be allocated as follows:

                 (i) CASH PROCEEDS. Seventy-five percent (75%) of the cash proceeds as a result of any Recovery, up to a maximum of Six Million Dollars ($6,000,000), by CTSS in the EDS action will be retained by CTSS. The remaining 25% of the Cash Recovery proceeds, up to a maximum of Six Million Dollars ($6,000,000), shall be retained by EB. If the Cash Recovery proceeds exceeds Six Million Dollars ($6,000,000), the parties agree to divide equally, half of the Recovery to CTSS and half to EB, any and all Cash Recovery proceeds in excess of Six Million Dollars ($6,000,000).

         d. DUE DILIGENCE. ErgoBilt's and EB's authorized representatives shall have the complete authority to commence immediately an examination of CTSS, the Shareholders, the Products, Process , Intellectual Property, and all matters needed to evaluate this transaction. CTSS shall bear the expense and cost of its due diligence. CTSS agrees to fully disclose to EB all confidential, financial information, Intellectual Property, Products, Process, Modifications and titles thereto, as well as all material contracts lenders, investors, software vendors, employees, and contractors, employment records, and any other records or information which EB requests. CTSS and the shareholders agree to cooperate in all ways in providing this information in a timely manner including extensive personal and individual character and background investigations of the shareholders.

         e. AUDIT MATERIAL. Within 10 days of executing this Agreement, CTSS and the shareholders and West shall deliver to EB whatever financial statements and records, and cooperate fully in any audit, CTSS has in its possession for the prior 28 months for CTSS' business.

         f.      EMPLOYMENT AND BENEFITS.

                 (i). LEFLER AND WEST. Upon the Closing Date, Lefler and West shall become employees of EB under respective Employment Agreement attached as Exhibit F.

                 (ii). OTHER EMPLOYEES. EB will endeavor to employ the personnel presently employed by CTSS in such operation. Neither CTSS, nor the shareholders can hire CTSS employees or former employees to work at any other business of CTSS or a business owned or controlled any CTSS or its Shareholders except that Terry Gursch and Dean Williams can work for RealTime Captioning, Inc.





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                          4. MEDIATION AND RESOLUTION.

4.1      ARBITRATION.

         The parties agree that any and all claims or disputes between the parties that arise in the future shall be settled by mediation and if necessary after a reasonable amount of time for mediation, binding arbitration according to the Rules of the Institute of Christian Conciliation in Dallas, Texas and judgment upon an arbitration award may be entered by any court of competent jurisdiction. "Any claim or dispute" means any and all claims and disputes in contract or tort or statutory, and without limitation or restriction general to the foregoing:

         (a) Any and all disputes which may arise between the parties relating to the negotiation, drafting, formation, execution, and performance of this Agreement.

         (b) Any dispute or claim that arises between the parties outside of this Agreement, and

         (c) Any dispute regarding the wording of the covenants, modifications, clarifications of any additional documents which are needed to effectuate the purpose of this Agreement.


4.2      CHOICE OF LAW.

         It is especially agreed and stipulated that this Agreement shall be deemed to have been made in the State of Texas. All questions concerning the validity, interpretation, performance of any of its terms or provisions or of any rights or obligations of the parties hereto shall be governed by and resolved by the laws of that jurisdiction.

                   5.0 CONFIDENTIALITY AND PUBLIC RELATIONS.

5.1.     CONFIDENTIALITY.

         The parties recognize that certain valuable confidential information including the source code of CTSS will be disclosed during ErgoBilt's due diligence of CTSS, EB, ErgoBilt, and all their affiliates agree not to disclose any confidential information, specifically including without limitation the source code and to maintain during the entire term of this Agreement the secrecy and confidentiality of the confidential information, specifically including without limitation the source code, provided by CTSS.

5.2.      PUBLIC RELATIONS.

         The parties recognize that any release of information to the public or other third parties with respect to these negotiations may cause great detriment to ErgoBilt and thus agree to keep this proposal confidential. The parties designate Gerard Smith of ErgoBilt as the sole representative of both ErgoBilt, CTSS, and the shareholders to communicate information to the public regarding this transaction.

                      6.0 WARRANTIES AND REPRESENTATIONS.

6.1.      CTSS.

         CTSS and the shareholders make the following warrants, representations, and agreements. For the purpose of this Section VII of this Agreement, the term CTSS shall mean CTSS and the shareholders. For the purposes of this Section VII of this Agreement EB shall mean EB and ErgoBilt.

         a. EQUITABLE RELIEF. CTSS recognizes and agrees that EB's remedy at law for any breach of the provisions of this Agreement would be inadequate and that for breach of such provisions EB shall, in addition to such other remedies as may be available to them at law or in equity or as provided in this Agreement, be entitled to injunctive relief by an action for specific performance to the extent permitted by law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided however, this Agreement and all rights hereunder may not be assigned by CTSS, except by prior written consent of EB.

         b. OSHA AND ENVIRONMENTAL. CTSS warrants and represent that it is in compliance with OSHA and all applicable state and federal environmental laws and that no state or federal agency is in discussions with, or made demands/claims against, CTSS regarding any non-compliance issue.

         c. BULK SALES LAW. CTSS warrants and represents that it will take all necessary steps to comply with all applicable bulk sales laws, if necessary.

         d.      TAXES. CTSS warrants:

                 (i) FILINGS. That it has filed all federal, state, local, and other tax returns which are required to be filed by it and which were due prior to the date of this Agreement and has paid all taxes shown thereon, including without limitation, all taxes on properties, income, business and occupation, licenses, sales and payrolls. The tax returns of CTSS for the five years fiscal years will be delivered to EB at closing, as well as all state franchise and sales tax returns for the same period. The 1996 tax return for CTSS shall be prepared and delivered to EB on Closing.

                 (ii) PAYMENTS MADE. That all Federal, state, local and other taxes accruable since the end of the respective periods covered by such returns and up to the closing have or will have been paid.

                 (iii) NO AUDITS. That no federal income tax returns of CTSS have been audited by the IRS and/or the California Franchise Tax Board, and CTSS has granted no power of attorney to any person to represent it before the IRS; that no federal or state tax liabilities have been assessed or proposed which remain unpaid. CTSS is not aware of any basis upon which any assessment for a material amount of additional taxes could be made.

                 (iv) WITHHOLD AND COLLECTING TAXES. Present taxes which CTSS is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by CTSS for such payment, and all withholdings, collections or other payments payable in connection therewith as of the dates of the unaudited financial statements are fully reflected or disclosed in the balance sheets included as a part of the unaudited financial statements as at such dates and for the periods than ended. All such taxes are and will be so withheld, collected, paid over or held for payment as of the date of this Agreement and the date hereof. No waivers of statutes of limitations with respect to any tax returns of CTSS or extensions of time for the assessment of any tax have been given which are now in effect.

         e. ACCOUNTS RECEIVABLE. Even though EB is not assuming accounts receivable, EB is granted the right to inspect all accounts receivable. CTSS shall provide to EB with a list of all accounts receivable., if any, showing the name and address of each debtor, the amount due on each account, and any write-off or reserve against each account, and the date when the account became due.

         f.      Financial.

                 (i) BANK ACCOUNTS AND MONEY MARKET FUNDS. CTSS agrees to provide to EB for each account and money market funds all bank statements, canceled checks, debits and credits, and deposit slips for the period beginning April 1, 1994 to the effective date of this Agreement that is in the possession of CTSS. If EB or ErgoBilt require CTSS to obtain information from financial institutions, ErgoBilt will pay the cost of such searches and copies.

                 (ii) FINANCIAL STATEMENTS. CTSS shall deliver to ErgoBilt unaudited financial statements of CTSS for each of its fiscal years since 1991, which include balance sheet, income statement and statement of cash flow for the respective periods, provided, however, such financial statements exist. If CTSS is required to prepare such financial statements, ErgoBilt will pay the cost of such financial statement preparation.

                 (iii) DEBTS. CTSS warrants that it is not a party to any loan, debt instrument or bank credit agreement other than the Lloyd Rigler debt. CTSS warrants that there are no claims, debts, or liabilities outstanding, except for the note owed to Lloyd Rigler, which is approximately $100,000 ("Lloyd Rigler obligation" or "note"). CTSS shall cause to be released all Product, Process, Intellectual Property, and Improvements from any lien or pledge in the Lloyd Rigler obligation.

                 (iv) CORPORATE DOCUMENTS. CTSS shall deliver to EB correct and complete copies of CTSS's Articles of Incorporation and Bylaws, each as amended to date, and minutes of meetings, and copies of al actions by written consent taken by , the directors and shareholders of CTSS. All actions taken by CTSS' Board of Directors and shareholders authorizing this transaction.

                 (v) DOING BUSINESS CERTIFICATES. CTSS shall deliver to EB true and correct copies of all foreign corporation and assumed name filings and a list of all States in which CTSS is doing business.

         g. PROPERTY. CTSS and its shareholders warrants it has good and marketable title to all property owned by it, free of all encumbrances. CTSS warrants that it owns good and marketable title to all Intellectual Property, Products, and Process, and the same is free and clear from any lien or encumbrances. CTSS warrants and represents that the Intellectual Property, Process, Products are free from claims, misappropriation or infringement. The shareholders and the shareholders' spouses specifically warrant and represent that they have no individual interest, claim, ownership or title in the Intellectual Property, Products, or Process which is not being conveyed to EB in this transaction. CTSS represents and warrants that none of its employees, agents, or consultants own any title to or property interest to the Intellectual Property, Products, or Process. CTSS and the shareholders represent and warranty that attached as Exhibit G is a complete list of any and all Intellectual Property, Process, and Products owned by CTSS and the shareholders.

         h.      SOURCE CODE.

                 (i) CTSS and the shareholders warrant that the source code and enhancements and deliverable object code based thereon shall not contain anywhere embedded therein a logic bomb, time bomb, or other drop dead device which has the purpose to deactivate or otherwise make useless the computer software furnished as part of its Intellectual Property in the Agreement.

                 (ii) CTSS and the shareholders agree that when delivering its software hereunder it shall not embed in any of its executable software a trapdoor or other means of access that would enable CTSS to gain access to the software without the knowledge or consent of ErgoBilt.

         i. NAMES, FRANCHISEES, PERMITS. CTSS warrants that it has not received any claims that it does not have the right to use its mane or the name of its Products, Intellectual Property, or Process in every state in which it now does business. CTSS warrants that it has no franchises, permits, Intellectual Property, Process, or Products which are currently being used in the operation of its business which infringes or violates the rights of any other person, entity, or business. CTSS has not infringed or violated in any way any trademark, trade name, copyright, trade secret rights or contractual relationships of others, and has not received any notice, claim or protests respecting any such violations or infringement. CTSS has not given any indemnification to any person for any such violations or infringements.

         j.      CONTRACTS.

                 (i) MATERIAL CONTRACTS. CTSS agrees to provide EB with all contracts to which it is a party or by which it is a party or by which CTSS is and which are material to CTSS' business and all confidentiality agreements obtained from parties other than EB. CTSS warrants that it is not obligated under any contracts or agreement which materially and adversely affects its business, properties, prospects, assets or condition financial or otherwise, including but not limited to, all debt instruments, contracts with software companies, employees, contractors notes, collateral agreements, licenses and development agreements.

                 (ii) NO DEFAULT. CTSS warrants that it is not in default under (nor is CTSS aware of any fact or event which with the lapse of time or the giving of notice or both would constitute a default under) any contract made or obligation owed by it which would result in a liability that would materially adversely affect the business of CTSS.

                 (iii) POWER OF ATTORNEY. CTSS has given no power of attorney to any person or entity, which is presently outstanding or in force for any purpose whatsoever.

         k.      LITIGATION.

                 (i) NO ACTIONS. There are no actions, suits, proceeding or investigations of any kind pending, or, to the knowledge of CTSS, threatened before any court, commission, or other administrative authority against CTSS, any of its stockholders, or its business, or its properties, Product, Process, or Intellectual Property and CTSS is not the subject of any order or decree.

                 (ii)     EDS. CTSS warrants and represents to EB that:

                          1. CTSS has not breached any agreement or any covenant of any agreement or arrangement that CTSS had with EDS;

                          2. CTSS warrants and represents that CTSS is not a party to any contract, agreement, or any type of arrangement with EDS which would limit its right to enter into this, or any similar, agreement; CTSS, to the best of its personal knowledge, warrants and represents that EDS has not made any oral or written claim against CTSS, nor has EDS sent any letters to CTSS seeking the return of moneys or properties to EDS; and

                          3. EDS does not own any interest in, nor have a lien or claim against any of CTSS's intellectual Property, Process, Product, Improvements.

         1.      EMPLOYEES. CTSS warrants and represents that:

                 (i) EMPLOYEE'S HEALTH. Larry West and Jerry Lefler severally represent that they are in good health to the best of their knowledge.

                 (ii) COMPLIANCE. CTSS is in compliance with all federal, state and municipal laws respecting employment practice, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor/ employment practice, and there no arrears in payments of wages or social security taxes.

                 (iii) NO UNIONS. None of the employees of CTSS are represented by any labor union; there is no pending labor strike, or other material labor trouble affecting CTSS; there is no material labor grievance pending and no pending collective bargaining agreement to which CTSS is a party.

                 (iv) NO EMPLOYEE PLANS. CTSS has no ERISA plan or any other type of employee benefits plans, stock option plans employee welfare benefit plan or employee pensions.

         m.      AUTHORITY.

                 (i) APPROVAL. No approval, authorization, order, license or consent of or registration, qualification or filing with any governmental authority and no approvals or consent by any other person or entity is required in connection with the execution, delivery or performance by CTSS of this Agreement.

                 (ii) CTSS'S AUTHORITY. CTSS has full right, power and authority to execute, deliver and perform this Agreement. All proper consents of shareholders and shareholders' spouses have been obtained authorizing the execution, delivery and performance of this Agreement constituting valid and legally binding obligations of CTSS. There are pending no proceedings or actions to dissolve or otherwise terminate CTSS. Attached as Exhibit H is a Corporate and Shareholders Resolution approving and consenting to the terms of this Agreement.

                 (iii) SHAREHOLDER AUTHORITY. The CTSS shareholders have full right, power and authority to execute, deliver and perform this Agreement and each related agreement to which they are parties. This agreement has been duly executed and delivered by the CTSS shareholders and constitutes a legally binding obligation of each of them. Attached as Exhibit H is a Corporate and Shareholders Resolution approving and consenting to the terms of this Agreement.

         n. DISCLOSURES. The representations and warranties made by CTSS in this Agreement and any statements by them made in any of the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact. There is no fact or condition particularly related to the business of CTSS which is known to CTSS, and neither is aware of any fact or condition particularly related to the business of CTSS which any of them reasonably believes might adversely affect in a material fashion the business, property, Intellectual Property, Process, and Product, condition (financial or otherwise), or results of operations of CTSS which has not been set forth in this Agreement or in an Exhibits hereto.

         o. INDEMNIFICATION. Subject to all of the limitations and provisions of this Article, CTSS and the shareholders jointly and severely agree to indemnify, defend at its costs with legal representation reasonably satisfactory to EB, save and hold EB harmless from and against, and compensate them for any and all demands, claims, actions, causes of action, assessments, damages, liabilities, losses, diminution in value, expenses, fees, judgments or deficiencies of any nature whatsoever (including, without limitation, any unpaid taxes due from CTSS and reasonable attorneys' fees and other costs and expenses incident to any suit action or proceeding including those incurred in connection received, incurred or sustained by the indemnified parties, or either of them, which shall arise out of or result from any breach of any representation, warranty or covenant of this Agreement, including without limitation those set forth herein) except that CTSS and the Shareholders shall not have to indemnify ErgoBilt or EB for any claim made by EDS or one of its affiliates which arises outside of any breach of any representation, warranty or covenant of this Agreement, including without limitation those set forth herein). CTSS and the shareholders grant to EB and ErgoBilt the right to directly setoff its claims for indemnification against all funds due to CTSS under Section 3.01 d 2 of this Agreement.

         p. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CTSS set forth in this Agreement shall survive the date hereof for three years (except that the representations and warranties regarding taxes and employee benefit plans of this Agreement shall survive the date hereof for six years), notwithstanding the establishment of a shorter period by any applicable statute of limitations, the provisions of which are hereby waived, provided that liability with respect to any representation or warranty as to which a claim is made within such 3-year and 6-year periods, as applicable, shall continue until finally determined and paid.

         q. SET-OFF. Any amount or amounts due from CTSS or its shareholders to ErgoBilt under the indemnification provision or any other loss, claim or liability arising from an obligation or liability of CTSS may be, at EB's option, set-off against any amounts due or stock to the CTSS under this Agreement.

         r. NO OTHER NEGOTIATIONS. CTSS and its shareholders represents and warrants (i) that there are no existing letters of intent to which CTSS or the Shareholders are bound with respect to the sale of the CTSS or the acquired assets; (ii) that, except as required by law, CTSS will not provide a copy of this Agreement to any person other than its legal or financial advisors, (iii) that the execution of this Agreement is not in breach of, or contradiction to, any other agreement or arrangement that the CTSS has with any other individual or business entity; and (iv) that CTSS shall not discuss or negotiate with any party, company, or individual until the time periods allowable for due diligence and EB corporate approvals have passed.

         s. NO FELONY RECORD. Lefler, West, and Moore represent that none of them have been convicted of a felony.

         t.      NEGATIVE COVENANT NOT TO COMPETE.

                 (i) CTSS and/ or the shareholders, jointly and severally, covenant that none of them, either separately, jointly, or in association with others, as employees, owners, partners, shareholders, or consultants, will enter into or engage in manufacturing, selling, marketing, or distribution of the Product, Process, Intellectual Property, or Improvements within the United States for a period of five (5) years from the date of the Closing Date.

                 (ii) CTSS and the shareholders, jointly and severally, covenant that none of them, either separately, jointly, or in association with others, as employees, owners, partners, shareholders, or consultants, will enter into or engage in "any other associated or related service or business" within the United States for a period of three (3) years from the date of the Closing Date, without prior written permission of EB or ErgoBilt. The phrase "any other associated or related service or business" has the broadest possible meaning including without limitation any product or service business which (1) trains or teaches the use of the Product and or Process, (2) services the after sale repair or upgrade market of the Product, (3) uses the Product, Process or similar/ enhanced Product or the Intellectual Property to provide transcription services to any industry or business (including, but not limited to the legal, insurance, financial/ banking, brokerage, radio, television, media, and Internet industries). Notwithstanding the forgoing,
                          (1) Brenda Lefler, Merle Moore and RealTime
                          Captioning, Inc. are not covered under this clause, and (2) Jerry Lefler shall be allowed to continue performing work of RealTime Captioning. Inc. up to the earlier of October 1,1998 or the date CTSS receives the maximum consideration specified under
                          Section 3.1 of this Agreement, but not thereafter. During this period of time, Lefler agrees that he shall not perform work for Real Time Captioning, Inc. during the normal working hours of EB.

                 (iii) CTSS and the Shareholders acknowledge that this covenant not to compete is necessary to maintain the Confidential Information referred to in Section 7.1
                          u. and is necessary to protect the proprietary interests of EB, and that the restriction against non competition is reasonable in light of the consideration and other value CTSS and the Shareholders have accepted, and will accept, pursuant to this Agreement.


         u.      CONFIDENTIAL INFORMATION.

                 (i) CTSS and the Shareholders acknowledge that all information included within and relating to the Product, Process, Intellectual Property, and Improvements are valuable, special, and unique assets of EB (collectively referred to as "Confidential Information"). In recognition of this, CTSS and the Shareholders represent and agree that except as specifically authorized in writing by EB and ErgoBilt, during the five (5) year period following the Closing Date, CTSS and the Shareholders shall not disclose any Confidential Information to any person or entity, except for disclosure required by law or by court order, in which event EB and ErgoBilt shall be given prompt notice of any such compelled disclosure, and, if possible, an opportunity to defend its rights hereunder prior to any such compelled disclosure being made.

                 (ii) CTSS and the Shareholders acknowledge that this covenant to maintain Confidential Information is necessary to protect the proprietary interests of EB, and that the restriction against disclosure is reasonable in light of the consideration and other value CTSS and the Shareholders have accepted, and will accept, pursuant to this Agreement.

7.2.     ERGOBILT.

         EB makes the following warrants, representations, and agreements:

7.3      ORGANIZATION AND AUTHORITY.

         EB is a Texas Corporation duly organized, validly existing and in good standing under the law of the State of Texas, with full power to carry on its business as such business is now conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

7.4      NO VIOLATION.

         Neither the execution and delivery by EB of this Agreement or any of the related agreements to which EB may be a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law or the Articles of Incorporation or by-laws of EB.

7.5      TAXES.

         No state excise or business and occupation tax returns of EB have ever been audited, no state tax liabilities have been assessed or proposed which remain unpaid.

7.6      MUTUAL REPRESENTATIONS.

         a. NO BROKER COMMISSION. Both ErgoBilt and CTSS represent and warrant to each other they have not entered into a written, oral, or implied broker's agreement, which would entitle any person or entity a commission resulting from this transaction.

         b. REPORTS. The parties agree to prepare and promptly file all reports documents, and notices with all applicable regulatory and other governmental agencies, as may be required with respect to this letter of intent.

         c. COOPERATION. The parties agree to include within this agreement all necessary provisions and covenants necessary to effectuate the purposes and intents of the parties as set forth in this agreement.

         d. COSTS. CTSS shall bear its and its shareholders costs and expenses as well as the cost and expenses of EB and ErgoBilt, including all legal accounting and financial fees with respect to this transaction and the transactions contemplated herein.

         e. BINDING. Each party represents that the execution and delivery of this agreement and the consummation of this transaction contemplated hereby have been duly authorized by all necessary action by each party, that this agreement constitutes a legal agreement of valid and binding obligation on each party, enforceable against each party in accordance with the term of these terms. Each party represents that neither the execution and delivery of this Agreement, nor the consummation of this transaction contemplated by the parties, will constitute a breach of any agreement to which a party is a party. Specifically, CTSS and the shareholders warrant that they have no contractual agreements pending or anticipated with EDS, nor will this Agreement interfere with any prior or current negotiations with any third party.


                           8. MISCELLANEOUS COVENANTS


8.1 Descriptive Heading.

         Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.2      BINDING.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors.

8.3 REPRESENTATIVES.

         The representations, warranties and covenants set forth in this agreement shall be continuing and shall be true and correct on and as of this date in the same force and effect as if made at that time, and all such representations, warranties of covenant shall survive the execution of this Agreement.

8.4      EFFECTIVE DATE.

         The Effective Date of this Agreement shall be Closing Date except as it may be extended by the agreement of the parties (the "Effective Date").

8.5      ASSIGNMENT

         EB shall be able to assign this Agreement to a wholly-owned subsidiary of ErgoBilt, however CTSS and its shareholders shall not be able to assign any of its rights in this Agreement.

8.6      NOTICES.

         All notices, requests, demands and other communications under this Agreement shall be in writing and delivered by personal delivery, mail, overnight courier or telecopier. Such communications shall be deemed given, if by personal delivery, when received; if by mail by certified or registered mail (postage prepaid and return receipt requested) on the date of receipt as evidenced by the return receipt; or if by overnight courier or telecopier (provided that the party giving the notice has confirmation of such delivery or sending) on the date actually received, and, in each case, addressed to the party to whom notice is to be given as set forth below:

         a. If to EB and ErgoBilt: 9244 Markville Drive, Dallas, Texas 75243-4404, (972) 889-3742 with a copy to Rob H. Holt,
                 Brantley & Holt LLP, P.O. Box 4627, Bryan, Texas 77805-4627.

         b. If to CTSS: CTSS, Inc. 301 Commerce, 3500 City Center II, Fort Worth, Texas 76102 with a copy to John Allen Chalk, Michener Larimore Swindle Whitaker Flowers Sawyer Reynolds & Chalk, LLP 301 Commerce, 3500 City Center II, Fort Worth, Texas 76102,
                 (817) 335-4417 and (817) 335-6935 (fax).

8.7      ENTIRE AGREEMENTS.

         All Attachments hereto shall be deemed incorporated into and made part of this Agreement. This Agreement contains the entire understanding between the parties relating to the subject matter of this Agreement. There are no agreements, representations, or warranties by any of the parties, which are not set forth herein. All prior proposals, discussions and writings by and between the parties and relating to the subject matter of this Agreement are superseded by this Agreement.

8.8 GUARANTEE. ErgoBilt guarantees the performance of EB to CTSS as contemplated in this Agreement.

8.9      AMENDMENT IN WRITING.

         All modifications and amendments to this Agreement must be in writing executed by both parties.

         In witness whereof the parties hereto have executed this Agreement as of the day and year written nest to their name.

         CTSS, INC.

         By:                                        ,
            ----------------------------------------

         Chairman of the Board of CTSS, Inc.

         CONSENTED TO AND APPROVED BY:

         --------------------------------------------  -------------------------
         Jerrold P. Lefler, Shareholder of CTSS, Inc.       Brenda Sue Lefler
         Spouse of Jerrold P. Lefler



         --------------------------------------------  -------------------------
         Merle Moore, Shareholder of CTSS, Inc.          Spouse of Merle Moore



         --------------------------------------------  -------------------------
         Larry West,                                      Spouse of Larry West





         EB SUBSIDIARY, INC.

         By:
            ----------------------------------------
                  Gerald McMillan


         By:
            ----------------------------------------
                  Gerard Smith


         ERGOBILT, INC.

         By:                                          By:
            ----------------------------------------     -----------------------
                  Gerald McMillan                               Gerard Smith
               Chairman of the Board                         CEO and President